Exhibit 10.1

June 30, 2019

Steven T. Buraczyk
c/o El Paso Electric Company
100 N. Stanton Street
El Paso, Texas 79901

Retention Bonus Opportunity

Dear Steve:

As you know, Sun Jupiter Holdings LLC (“Jupiter”), El Paso Electric Company (the “Company”) and Sun Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Jupiter, entered into an Agreement and Plan of Merger on June 1, 2019 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and Jupiter will become the sole shareholder the Company (the “Proposed Acquisition”).

As a valued Company employee, the Company hereby grants you a special bonus opportunity (the “Retention Bonus Opportunity”) to reward your continued service during the critical transition period before and after the Proposed Acquisition.  Your aggregate Retention Bonus Opportunity is $600,000.  The entire Retention Bonus Opportunity will be paid to you in cash on the first payroll date following the date that is 30 days after the closing of the Proposed Acquisition, subject to your continued service through such date (except as provided below).  The Retention Bonus Opportunity will be subject to applicable taxes and withholding required by law.  In addition, the Retention Bonus Opportunity is subject to the following additional terms and conditions:

•
In the event your employment is terminated by the Company without Cause or by you for Good Reason, you will receive any amount of the Retention Bonus Opportunity that remains unpaid as of the date of your termination within 30 days of such date.

•
In the event of your death or Disability, you (or your estate or legal representative) will receive any amount of the Retention Bonus Opportunity that remains unpaid as of the date of your death or Disability within 30 days of such date.

•
In the event you voluntarily terminate your employment with the Company, other than any resignation for Good Reason, you will forfeit any amount of the Retention Bonus Opportunity that remains unpaid as of the date of your termination.

•
The terms Cause, Good Reason and Disability shall have the meanings assigned to such terms in your Company Change of Control Agreement for Executive Officers, dated as of December 8, 2014 (your “Change in Control Agreement”).

•	This Retention Bonus will not be treated as salary or taken into account for purposes of determining any other compensation or benefits that may be provided to you, including any severance benefits.

•
You hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this letter agreement confidential).

•
In the event the Retention Bonus Opportunity is subject to Section 280G or 4999 of the Internal Revenue Code of 1986, as amended, the amount of the Retention Bonus Opportunity (or any other benefits or payments subject to such sections) shall be reduced, unless otherwise determined by the Company, to the maximum amount that may be paid to you without penalty under such sections if such reduction would result in you retaining a greater after-tax amount than if the full benefits or payments were received by you.

•
Notwithstanding the foregoing, this letter agreement will be null and void ab initio and of no further force or effect if the Merger Agreement is terminated prior to the closing of the Proposed Acquisition.

•
For the avoidance of doubt, in no event will you be entitled to receive both the Retention Bonus Opportunity and the severance benefits under your Change in Control Agreement.  If you receive severance benefits under your Change in Control Agreement, your right to receive the Retention Bonus Opportunity will be null and void, and if you are paid the Retention Bonus Opportunity and later receive severance under your Change in Control Agreement, your severance payments will be reduced by the amount of the Retention Bonus Opportunity.

•
The amounts payable pursuant to this agreement are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed and interpreted accordingly. To the extent any amounts payable under this agreement are determined to be in substitution for Deferred Compensation Separation Benefits, as defined in your Change in Control Agreement, such amounts will be paid on your separation from service or at the earliest time permissible pursuant to Section 409A.

We thank you for your dedicated service and look forward to your continued service during this exciting time.

Very truly yours,

EL PASO ELECTRIC COMPANY

By:	/s/ Mary E. Kipp
Name: Mary E. Kipp
Title: President and Chief Executive Officer

Acknowledged and accepted:

/s/ Steven T. Buraczyk
STEVEN T. BURACZYK